LIMITED LIABILITY COMPANY AGREEMENT
OF
1879 HALL, LLC
(A Delaware Limited Liability Company)

DATED EFFECTIVE AS OF
November 19, 2001

THE INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF ANY STATE, HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE UNLESS REGISTRATION STATEMENTS UNDER SUCH ACTS WITH RESPECT TO SUCH INTERESTS ARE THEN IN EFFECT OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS ARE THEN APPLICABLE TO SUCH OFFER OR SALE, AND UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

Table of Contents

Page

1. Definitions *

1.1 Act *

1.2 1933 Act *

1.3 1934 Act *

1.4 1989 Portion *

1.5 Additional Expenses *

1.6 Adjusted Capital Account Deficit *

1.7 Affiliate *

1.8 Agreement *

1.9 Approved Plan of Reorganization *

1.10 Bankruptcy Court *

1.11 Book Basis *

1.12 Capital Account *

1.13 Capital Call *

1.14 Cash Needs *

1.15 Certificate *

1.16 Code *

1.17 Company Minimum Gain *

1.18 Excluded Securities *

1.19 Expenses *

1.20 FMO *

1.21 FMO Bankruptcy *

1.22 FMO Claims Against the Estate *

1.23 FMO Debt *

1.24 FMO Remainder Claims *

1.25 FMO Securities and Claims *

1.26 GAAP *

1.27 Interest Rate *

1.28 Internal Rate of Return *

1.29 Loss *

1.30 Manager *

1.31 Member *

1.32 Member Capital Advance *

1.33 Member Minimum Gain *

1.34 Member Nonrecourse Debt *

1.35 Member Nonrecourse Deductions *

1.36 Net Profit and Net Loss *

1.37 Nonrecourse Debt *

1.38 Nonrecourse Deductions *

1.39 Partially Adjusted Capital Account *

1.40 Person *

1.41 Profit *

1.42 Service *

1.43 Sharing Ratio *

1.44 Target Account *

1.45 Tax Matters Member *

2. Formation *

3. Registered Office *

4. Purpose and Character of Business *

5. Foreign Qualification *

6. Term *

7. Membership *

7.1 Members *

7.2 Information *

7.3 Liability to Third Parties *

8. Capital *

8.1 Capital Contributions *

8.1.1 Chelonian *

8.1.2 1989 *

8.2 Additional Contribution To Pay Expenses *

8.3 Additional Contributions To Acquire FMO Securities and Claims *

8.3.1 Capital Call *

8.3.2 Timing *

8.3.3 Member Advance *

8.3.4 1989 Election *

8.4 No Further Contributions or Loans *

8.5 Failure to Contribute Capital to Pay Expenses *

8.6 Amounts in Excess of Expenses *

8.7 Capital Accounts *

8.8 Waiver of Right of Partition and Dissolution *

9. Profits and Losses *

9.1 Allocation of Profits and Losses *

9.2 Compliance with Section 704(b) *

9.2.1 Minimum Gain Chargeback *

9.2.2 Qualified Income Offset *

9.2.3 Gross Income Allocation *

9.2.4 Nonrecourse Deductions *

9.2.5 Member Nonrecourse Deductions *

9.2.6 Code Section 754 Adjustments *

9.3 Compliance with Section 704(c) *

9.4 Intent of Allocations *

9.5 Member Acknowledgment *

10. Distributions *

10.1 Distributions *

10.1.1 Disposition of Assets *

10.1.2 FMO Securities and Claims *

10.1.3 Reorganization Plan *

10.2 Members Consent to Distributions *

10.3 Distributions in Kind *

10.4 Consent to Distributions *

11. Management; Officer; Meetings; Indemnification *

11.1 Management by Manager *

11.1.1 Manager *

11.1.2 Manager Authority *

11.1.3 Limitations on Manager Power *

11.2 Action by Written Consent *

11.3 Meetings of Members and Manager *

11.3.1 Meetings *

11.3.2 Voting *

11.4 Indemnity of Manager, Members and Officers *

12. Representations of the Members *

12.1 Unregistered Membership Interests *

12.2 Nature of Investment *

12.3 Legend on Agreement *

12.4 Authority, Conflicts, Consents and Title *

12.5 Compliance with Securities Laws *

13. Power of Attorney *

13.1 Grant of Power *

13.1.1 Assumed Name Certificates *

13.1.2 Certificate *

13.1.3 Dissolution and Termination *

13.2 Irrevocability of Power *

14. Accounting *

14.1 Fiscal Year *

14.2 Books of Account *

14.3 Method of Accounting *

14.4 Inspections by 1989 *

14.5 Tax Matters Member *

14.5.1 Rights and Obligations of the Tax Matters Member *

14.5.2 Limitations on Tax Matters Member Authority *

14.6 Tax Determinations and Elections *

15 Amendment of Agreement *

16 Transfer Restrictions and Withdrawals *

16.1 Transfer Restrictions *

16.2 Withdrawals *

17 Admission of New Parties *

18 Liquidation and Dissolution of Company *

18.1 Dissolution Events *

18.1.1 Termination Date *

18.1.2 Written Agreement *

18.1.3 Withdrawal of Manager *

18.1.4 Disposition of Property *

18.1.5 Death or Incapacity of Carl Icahn *

18.2 Method of Liquidation *

18.2.1 Generally *

18.2.1.1 Pay Debts *

18.2.1.2 Distribute Assets *

18.2.2 Certificate of Cancellation *

18.2.3 Distributions in Kind *

18.3 Tax Termination *

19. Miscellaneous *

19.1 Special Covenants *

19.1.1 Prohibition On Ownership of Certain Securities *

19.1.2 Ownership of FMO Securities and Claims *

19.1.3 Prohibition on Assertion of Certain Rights *

19.1.4 Rights of 1989 to Acquire Directly FMO Securities and Claims *

19.1.5 Excluded Securities *

19.1.6 Dissolution of the Company *

19.2 Reimbursement of Expenses *

19.3 Notices *

19.4 Effect of Waiver or Consent *

19.5 Binding Effect *

19.6 Banking *

19.7 Construction *

19.8 Governing Laws Jurisdiction *

19.9 Other Instruments *

19.10 Gender, Etc *

19.11 Prior Agreements Superseded *

19.12 Severability *

19.13 Multiple Originals *

19.14 Conflicts *

19.15 No Third Party Beneficiaries *

LIMITED LIABILITY COMPANY AGREEMENT
OF
1879 HALL, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of 1879 Hall, LLC, a Delaware limited liability company (the "Company"), is dated effective November 19, 2001, by and between Chelonian Subsidiary, LLC, a Delaware limited liability company ("Chelonian"), and 1989, Ltd., a Cayman Islands exempt company ("1989") (Chelonian and 1989 are individually sometimes referred to as a "Member," and collectively are sometimes referred to as the "Members"), pursuant to the provisions of the Act.

NOW, THEREFORE, for and in consideration of the mutual promises, agreements and covenants contained in this Agreement, the Members hereby agree as follows:

1. Definitions.

As used in this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

1.1 Act. The term "Act" means the Delaware Limited Liability Company Act, as may be amended from time to time.

1.2 1933 Act. The term "1933 Act" means the Securities Act of 1933, as amended.

1.3 1934 Act. The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

1.4 1989 Portion. The term "1989 Portion" shall have the meaning set forth in Section 8.3.1.

1.5 Additional Expenses. The term "Additional Expenses" shall have the meaning set forth in Section 8.6.

1.6 Adjusted Capital Account Deficit. The term "Adjusted Capital Account Deficit" means with respect to any Member for any taxable year, the deficit balance, if any, in such Member's Capital Account as of the end of such taxable year, after increasing such Capital Account by any amounts that such Member is actually obligated or deemed obligated to restore as described in the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) and Treasury Regulation Section 1.704-2(i)(5), and reducing such Capital Account by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.7 Affiliate. The term "Affiliate" means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, and in addition to the foregoing, and not in limitation thereof, with respect to any advised or managed fund, account or Person, any Person that is the manager or advisor thereof and any fund, account or Person under common management therewith; provided, however, that no individual Person or any Person who controls, is controlled by, or is under common control with such individual Person shall be deemed an Affiliate of another Person solely by reason of such individual's status as a director, officer or employee of such Person. As used in this definition, the terms "control", "controlling", "controlled by" or "under common control with" means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through voting securities, by contract or otherwise.

1.8 Agreement. The term "Agreement" means this Limited Liability Company Agreement of 1879 Hall, LLC, a Delaware limited liability company.

1.9 Approved Plan of Reorganization. The term "Approved Plan of Reorganization" means the Plan of Reorganization approved by any Bankruptcy Court in the FMO Bankruptcy.

1.10 Bankruptcy Court. The term "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware and any other court, liquidator, administrator, responsible person, or arbitral body, wherever located, having authority, jurisdiction or control over (a) the FMO Bankruptcy, (b) any reorganization, liquidation, or wind-down of FMO or any parent, subsidiary or Affiliate of FMO, or (c) any claim or cause of action against FMO or any parent, subsidiary or Affiliate of FMO.

1.11 Book Basis. The term "Book Basis" means with respect to any asset, the asset's adjusted basis for federal income tax purposes; provided, however, (a) if property is contributed to the Company, the initial Book Basis of such property shall equal its fair market value on the date of contribution as determined by this Agreement; and (b) the Capital Accounts of the Company shall be adjusted pursuant to Section 8.7 to reflect the fair market value of any Company asset, such that the Book Basis of each such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment in accordance with such Treasury Regulation. The Book Basis of all assets shall be adjusted thereafter by depreciation and amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

1.12 Capital Account. The term "Capital Account" means that capital account maintained for each Member pursuant to Section 8.7.

1.13 Capital Call. The term "Capital Call" shall have the meaning set forth in Section 8.3.1.

1.14 Cash Needs The term "Cash Needs" shall have the meaning set forth in Section 8.2.

1.15 Certificate. The term "Certificate" shall have the meaning set forth in Section 2.

1.16 Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

1.17 Company Minimum Gain. The term "Company Minimum Gain" means "Partnership Minimum Gain" as set forth in Treasury Regulation Section 1.704-2(d).

1.18 Excluded Securities. The term "Excluded Securities" means the Common Stock of FMO (CUSIP # 313549107) and the 7.0% Trust Convertible Preferred Securities (CUSIP # 313552408 and 313552200) issued by FMO and those securities and claims specified as Excluded Securities pursuant to Section 10.1.3 and Section 19.1.4.

1.19 Expenses. The term "Expenses" means all out-of-pocket legal, accounting, litigation, administrative and other similar expenses in each case owed or payable to unrelated third parties and incurred by the Company after the filing of the Certificate; provided, however, in no event shall Expenses exceed an amount such that the sum of (a) payments by 1989 under Section 8.2 and (b) if the Company pays amounts under Section 18.2.1.1 that would otherwise constitute Expenses, the portion of such amounts that would have been required to be contributed by 1989 if a Capital Call had been made for such amounts under Section 8.2 would exceed $ 1,000,000 in the aggregate, and provided further that Expenses shall not include the costs of either Member in preparing and negotiating this Agreement, which costs shall be borne by the respective Member.

1.20 FMO. The term "FMO" means Federal-Mogul Corporation, a Delaware corporation, and its Affiliates.

1.21 FMO Bankruptcy. The term "FMO Bankruptcy" means the bankruptcy proceeding that FMO commenced on October 1, 2001, in the United States Bankruptcy Court for the District of Delaware, Case Number 01-10578, the administration filed by FMO on October 1, 2001, pursuant to Part II of the English Insolvency Act of 1986, in the Companies Court of the High Court of Justice, Chancery Division, in London, England, and all related proceedings in any other federal, state, local. or foreign jurisdiction or in any Bankruptcy Court.

1.22 FMO Claims Against the Estate. Intentionally omitted.

1.23 FMO Debt. The term "FMO Debt" shall mean the 7 I/2% Senior Notes due 7/l/2004 (CUSIP# 313549AK3), 7 3/8% Senior Notes due 1/15/2006 (CUSIP# 313549AQ0), 73/4% Senior Notes due 7/1/2006 (CUSIP # 313549ALI), 8.8% Senior Notes due 4/15/2007 (CUSIP# 313549AH0), 7 1/2% Senior Notes due 1/15/2009 (CUSIP# 313549AR8, 313549AU1, and 313549AS6 and BB # EC0909027), the 7 7/8% Senior Notes due 7/1/2010 (CUSIP# 313549AM9), 8.12% MTN Notes due 3/6/2003 (CUSIP # 313906AQ2), 8.16% MTN Notes due 3/6/2003 (CUSIP # 313906AP4), 8 1/4% MTN Notes due 3/3/2005 (CUSIP# 313906AN9), 8 113% MTN Notes due 11/15/2001 (CUSIP# 313906AA7), 8.37% MTN Notes due 11/15/2001 (CUSIP# 313906AG4, 313906AD1, 313906AF6, and 313906AE9), 8.46% MTN Notes due 10/27/2002 (CUSIP# 313906AC3), that certain $2,056,000,000.00 Fourth Amended and Restated Credit Agreement dated as of December 29, 2000, by and among, FMO, FMO foreign subsidiary borrowers, the several banks and other financial institutions from time to time parties thereto and The Chase Manhattan Bank, as Agent, as amended by that certain Amendment Agreement, dated as of March 15, 2001, to the Fourth Amended and Restated Credit Agreement dated as of December 29, 2000, pursuant to which the financial institutions committed to lend to FMO US Dollar Revolving Credit Commitment in the amount of $734,500,000.000, Tranche A Term in the amount of $360,000,000.00, Tranche B Term in the amount of $346,000,000.00, Tranche C Term in the amount of $150,000,000.00, Multicurrency Revolving Credit Commitment which total commitment may change from time to time, a Supplemental Revolving Credit Commitment in the amount of $200,000,000.00 and Letters of Credit issued as part of the Revolving Credit Commitment or Supplemental Revolving Credit Commitment of $200,000,000.00 which can be borrowed in the U.S. Dollars or available foreign currency.

1.24 FMO Remainder Claims. Intentionally omitted.

1.25 FMO Securities and Claims. The term "FMO Securities and Claims" means all FMO Debt, any and all obligations or debt instruments of FMO of any sort or nature, (including, without limitation, any debtor-in-possession or other financing or loan hereinafter made available to FMO), any equity security of FMO of any sort or nature other than the Excluded Securities, all payments relating to action or inaction taken with regard to FMO or any of the foregoing and all rights, powers, privileges, claims, controversies, causes of action, demands and damages of every kind and character whatsoever against FMO, any of its officers or directors, professional advisors (including, without limitation, accountants and attorneys) or any other Person or entity associated with any of the foregoing arising with respect to FMO, FMO Debt, any and all obligations or debt instruments of FMO of any sort or nature, any equity security of FMO of any sort or nature other than the Excluded Securities, the FMO Bankruptcy or any related matter, other than those arising solely out of the ownership of Excluded Securities.

1.26 GAAP. The term "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

1.27 Interest Rate. The term "Interest Rate" means ten percent (10%) perannum.

1.28 Internal Rate of Return. The term "Internal Rate of Return" means, with respect to any Member, such Member's internal rate of return (expressed as a percentage) on its investment in the Company upon liquidation of the Company in accordance with Section 18, after taking into account, among other things, the distributions made to such Member pursuant to Section 10 and any Expenses or other costs, fees or expenses required to be paid by such Member under this Agreement, as determined by a nationally recognized accounting firm reasonably acceptable to all Members; provided, however, that if all Members are unable to agree on an accounting firm, each of Chelonian and 1989 shall select a nationally recognized accounting fu-m, which two nationally recognized accounting firms shall in turn together select a third nationally recognized accounting firm, which third accounting firm shall serve as the accounting firm for purposes of such determination. For purposes of this definition, the initial investment of a Member in the Company shall be deemed to equal the fair market value of such Member's contribution on the date hereof as specified on Schedules 8.1.1 and 8.1.2.

1.29 Loss. The term "Loss" means, with respect to the Company, for each taxable year, each item of the Company's taxable loss or deduction for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of deduction and loss required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable loss), but with the following adjustments:

    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of loss and deduction shall be made without regard to any election under Section 754 of the Code; provided that the amounts of any adjustments to the adjusted basis of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Member's Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations as items described in Section 705(a)(2)(B) of the Code, shall be considered an item of taxable deduction or loss;

    In the event the Book Basis of any Company asset is reduced as a result of an adjustment to Book Basis under Section 8.7 the amount of such reduction shall be taken into account as loss from the disposition of such asset for purposes of computing Loss;

    Loss resulting from any disposition of property with respect to which loss is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis; and

    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable loss or deduction, there shall be taken into account depreciation and amortization as determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g), if applicable for such taxable year or other period.

1.30 Manager. The term "Manager" means Chelonian or any other Person appointed as Manager pursuant to the terms of this Agreement.

1.31 Member. The term "Member" means Chelonian and 1989 or any Person admitted hereafter as a Member in accordance with the provisions of Section 17.

1.32 Member Capital Advance. The term "Member Capital Advance" shall have the meaning set forth in Section 8.3.3.

1.33 Member Minimum Gain. The term "Member Minimum Gain" means "partner nonrecourse debt minimum gain" as set forth in Treasury Regulation Section 1.704-2(i)(2).

1.34 Member Nonrecourse Debt. The term "Member Nonrecourse Debt" means "partner nonrecourse debt" as set forth in Treasury Regulation Section 1.7042(b)(4)

1.35 Member Nonrecourse Deductions. The term "Member Nonrecourse Deductions" means "partner nonrecourse deductions" as set forth in Treasury Regulation Section 1704-2(1)(1).

1.36 Net Profit and Net Loss. The terms "Net Profit" and "Net Loss" means for each taxable year or other period the excess of items of Profit over items of Loss for such period, or the items of Loss over the items of Profit for such period, as appropriate. Net Profit and Net Loss shall not include items of Profit and Loss allocated pursuant to Section 9.2.

1.37 Nonrecourse Debt. The term "Nonrecourse Debt" has the meaning given to the term "nonrecourse liability" by Treasury Regulation Section 1.704-2(b)(3).

1.38 Nonrecourse Deductions. The term "Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2.

1.39 Partially Adjusted Capital Account. The term "Partially Adjusted Capital Account" means with respect to any Member for any taxable year of the Company, the Capital Account of such Member at the beginning of such year, adjusted for all contributions and distributions during such year and all special allocations pursuant to Section 9.2 hereof with respect to such year, but before giving effect to any allocations of Net Profit or Net Loss pursuant to Section 9.1.

1.40 Person. The term "Person" means an individual, partnership (whether general or limited and whether foreign or domestic), corporation, limited liability company, limited liability partnership, trust, estate, association, custodian, nominee or other entity, whether foreign or domestic.

1.41 Profit. The term 'Profit" means, with respect to the Company, for each taxable year, each item of the Company's taxable income or gain for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of income and gain required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or gain), but with the following adjustments:

    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income and gain shall be made without regard to any election under Section 754 of the Code; provided that the amounts of any adjustments to the adjusted basis of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Member's Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Treasury Regulation. Section 1.704-1(b)(2)(iv)(m).

    Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such taxable year shall be considered an item of taxable income;

    In the event the Book Basis of any Company asset is increased pursuant to Section 8.7, the amount of such adjustment shall be taken into account as gain. from the disposition of such asset for purposes of computing Profit; and

    Gain resulting from any disposition of property with respect to which gain is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis.

1.42 Service. The term "Service" shall mean the Internal Revenue Service of the United States of America.

1.43 Sharing Ratio. The term "Sharing Ratio" means, with respect to a Member, that percentage set forth opposite the name of that Member on Schedule 1.43 as may be adjusted pursuant to Section 8.5.

1.44 Target Account. The term "Target Account" means with respect to any Member for any fiscal year of the Company, an amount (which may be either a positive or negative balance) equal to the hypothetical distributions such Member would receive on the last day of the fiscal year if all Company assets, including cash, were sold for cash equal to their Book Basis (taking into account any adjustment to Book Basis for such fiscal year), all liabilities allocable to such assets were then satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all such proceeds from the disposition were distributed pursuant to Section 10.1 reduced by such Member's share of Company Minimum Gain and Member Minimum Gain immediately prior to such sale.

1.45 Tax Matters Member. The term "Tax Matters Member" shall have the meaning set forth in Section 14.5.

2. Formation. The Company has been organized as a Delaware limited liability company by the filing of the Certificate of Formation under the name of "1879 Hall, LLC" on November 15, 2001 ("Certificate") pursuant to the Act.

3. Registered Office. The initial registered agent and office of the Company is as set forth in the Certificate. The Members may change the principal or registered office or agent of the Company from time to time.

4. Purpose and Character of Business. The sole purpose of the Company is to acquire, hold, own and dispose of, and take any action, including without limitation, litigation and settlement, for its own account with respect to FMO and FMO Securities and Claims in accordance with the terms and provisions of this Agreement to the extent permitted by the Act.

5. Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Manager shall cause the Company to comply with all requirements necessary or advisable to qualify the Company as a foreign limited liability company in that jurisdiction.

6. Term. The Company shall continue until dissolved and terminated pursuant to the provisions of Section 18.

7. Membership.

7.1 Members. The Members of the Company are Chelonian and 1.989, both of whom are admitted to the Company as Members effective as of the date the Certificate is filed.

7.2 Information. In addition to the other rights specifically set forth in this Agreement and the Act, each Member is entitled to have complete and total access to all information and records of the Company, including but not limited to all information used by the Manager or the Company with respect to (a) investing in or acquiring FMO Securities and Claims, (b) making filings with the Securities and Exchange Commission, and (c) preparing all tax returns and other returns required under applicable law, as well as all information to which any Member is entitled to have access pursuant to the Act, and the Manager hereby agrees to make available principals of the Manager to answer questions of any Member regarding any of the foregoing. The Manager shall provide Members with draft copies of all tax returns or other flings with the Internal Revenue Service and the Securities and Exchange Commission no later than seven (7) business days prior to the due date of such return or filing in order to give the Members an opportunity to comment on such returns or filings; provided, however, that to the extent a filing with the Securities and Exchange Commission is due in less than seven (7) business days from the action causing such filing event, then the Manager will provide such filing to each Member as quickly as possible prior to the filing to give each Member an opportunity to comment on such filing.

7.3 Liability to Third Parties. Neither the Members nor the Manager of the Company shall be liable for any debts, obligations or liabilities of the Company, including, without limitation under a judgment decree or order of any court.

8. Capital.

8.1 Capital Contributions.

8.1.1 Chelonian. Chelonian has contributed the FMO Securities and Claims (including all rights, privileges and benefits related to or in any way arising out of such property) described in Schedule 81.1 to the capital of the Company.

8.1.2 1989. 1989 has contributed the FMO Securities and Claims (including all rights, privileges and benefits related to or in any way arising out of such property) described in Schedule 8.1.2 to the capital of the Company.

8.2 Additional Contribution To Pay Expenses. Subject to Section 19.2, if the Manager determines that the Company needs cash in order to pay Expenses (any such amount referred to as "Cash Needs"), the Manager may request the Members to contribute the amount of any Cash Needs to the capital of the Company pro rata in accordance with their respective Sharing Ratios as of the date such request is made by the Manager. Each request for capital for Cash Needs shall be accompanied by supporting documentation and information with respect to such. Cash Needs. Within ten (10) days after receiving such written request, each Member shall contribute such amount to the capital of the Company.

8.3 Additional Contributions To Acquire FMO Securities and Claims.

8.3.1 Capital Call. If the Manager desires to acquire FMO Securities and Claims on behalf of the Company, the Manager shall request in writing that the Members contribute to the capital of the Company the amount of cash necessary to acquire the FMO Securities and Claims (such request referred to as a "Capital Call"). Upon receipt of a Capital Call, 1989 may, but in accordance with Section 8.3.4 shall not be obligated to, contribute twenty-three and four hundred eleven thousandths percent (23.411%) of the amount of such Capital Call (such amount referred to as the "1989 Portion"). Chelonian shall contribute the remaining portion of such Capital Call not contributed by 1989. Each Capital Call pursuant to this Section 8.31 shall be accompanied by (i) a statement outlining the nature of the FMO Securities and Claims to be acquired; and (ii) all material documentation and information, based on the good faith determination of the Manager, received by and relied upon by Manager in making the decision to acquire the FMO Securities and Claims relating to such Capital Call other than information that is publicly available from sources such as magazines, newspapers, the SEC EDGAR database or similar sources, and provided, further, that any specific documentation and information available to the Manager shall be provided by the Manager to the Members upon the good faith request of any Member. So that 1989 shall be entitled to receive or review any material information under (ii) above, 1989 shall, if requested by the Manager from time to time, sign any reasonable confidentiality agreements on the same terms as the Manager may be subject with respect to such information. 1989 shall be entitled to receive or review such information upon its execution of such agreement.

8.3.2 Timing. If the purpose of the Capital Call is to acquire FMO Debt, each Member shall contribute its share of such Capital Call to the capital of the Company at any time at or before 5:00 PM (New York time) on the first business day after receipt of such notice from the Manager. If the purpose of the Capital Call is to acquire an FMO Security and Claim other than FMO Debt, 1989 may and Chelonian will contribute its share of such Capital Call to the capital of the Company on or before thirty (30) days after receipt of such notice from the Manager. Notwithstanding the foregoing, if 1989 chooses not to contribute its twenty-three and four hundred eleven thousandths percent (23.411%) share of any Capital Call, the Manager may cancel that Capital Call, and no Member shall contribute any capital pursuant to such Capital Call.

8.3.3 Member Advance. Notwithstanding any provision herein to the contrary, Chelonian may contribute the entire amount of any Capital Call to the Company if the due date for payment of any amounts owed for the FMO Securities and Claims that are the basis of such Capital Call is prior to the due date for capital contributions under such Capital Call (the "Member Capital Advance"). In such situation, Chelonian shall promptly give written notice of such Member Capital Advance to 1989. 1989 shall thereafter pay Chelonian, at or before the due date for such Capital Call, the 1989 Portion of such Capital Call together with interest on such 1989 Portion at the Interest Rate from the date of such Member Capital Advance. 1989's payment to Chelonian of the 1989 Portion shall be in full and complete settlement of 1989's obligations under Section 8.3.1 or any other provision of this Agreement for such Capital Call, and accordingly, the Company shall immediately recharaterize the Member Capital Advance as a capital contribution by 1989 of the 1989 Portion and by Chelonian of the remaining balance, both as of the date of the Member Capital Advance.

8.3.4 1989 Election. Notwithstanding anything in this Agreement to the contrary: If the Manager makes a Capital Call pursuant to Section 8.3 for the acquisition of FMO Securities and Claims and 1989 does not desire to contribute its twenty-three and four hundred eleven thousandths percent (23.411%) share of such Capital Call, 1989 may specify a lesser amount that it does desire to contribute and Chelonian will contribute an amount such that 1989's capital contribution will equal twenty-three and four hundred eleven thousandths percent (23.411%) of the capital for the FMO Securities and Claims to be so acquired by the Company and Chelonian's capital contribution will equal. seventy-six and five hundred eighty-nine thousandths percent (76.589%) of the capital for the FMO Securities and Claims to be so acquired by the Company. Chelonian, or an Affiliate of Chelonian, may then acquire outside the Company up to such additional portion of the FMO Securities and Claims that could have been acquired through the expenditure of an amount equal to the balance of the initial Capital Call. To the extent the Company has acquired such FMO Securities and Claims that are the subject of such Capital Cali, the Company shall immediately distribute such portion. of the FMO Securities and Claims that Chelonian or its Affiliate is to own outside the Company to Chelonian. It is the intent of the Members that 1989's Sharing Ratio shall always equal twenty-three and four hundred eleven thousandths percent (23.411%), except in the circumstances described in Section 8.5, and that the distribution to Chelonian and any corresponding capital contribution by Chelonian with respect to such distributed FMO Securities and Claims shall not otherwise affect the Company or the relationship of the Members, including, without limitation, the Sharing Ratio of each Member. Chelonian, or its Affiliate as the case may be, shall only be allowed to dispose of such portion of the FMO Securities and Claims it acquires outside the Company because of this Section 8.3.4 pro rata (based on the total value of the FMO Securities and Claims owned inside and outside the Company) with the FMO Securities and Claims owned inside the Company that are pari passu in the FMO Bankruptcy with such FMO Securities and Claims that Chelonian or its Affiliate desires to dispose of outside the Company (e.g., if Chelonian owns $75 of Bond A outside the Company because of this Section 8.3.4, the Company owns $25 of Bond A and Chelonian desires to sell $20 of Bond A, Chelonian. may only sell $15 of Bond A outside the Company ($75/$100 * $20) and must cause the Company to sell the remaining $5 of Bond A inside the Company ($25/$100 * $20)). Further, Chelonian, or its Affiliate, may vote any FMO Securities and Claims it acquires outside of the Company because of this Section 8.3.4 but only to the extent such vote is not contrary to any position taken by the Company. Notwithstanding any other provision of this Agreement to the contrary, Chelonian and its Affiliates shall not be allowed to take any other action with respect to such FMO Securities and Claims owned outside the Company other than those actions permitted in this Section 8.3.4.

8.4 No Further Contributions or Loans. Except as provided in Sections 8.1, 8.2 and 8.3, no Member shall be required or permitted to contribute capital to the Company or make any loans to the Company.

8.5 Failure to Contribute Capital to Pay Expenses. In the event any Member fails to make all or any portion of its share of any capital contribution required to be made pursuant to Section 8.2 and the other Member has contributed its share of such capital contribution, the non-defaulting Member shall give notice of such failure and demand payment of such required contribution by facsimile transmission and telephone to either Geoffrey Raynor, Robert McCormick, or David Gillespie if the defaulting Member is 1989, or to either Carl Icahn or Vince Intrieri if the defaulting Member is Chelonian.. If the defaulting Member fails to contribute the amount required to be contributed within seven (7) business days after receipt of such notice from the non-defaulting Member, the defaulting Member shall forfeit ninety-nine percent (99%) of its entire ownership and economic interest in the Company without any further action by any party to this Agreement and the Sharing Ratios shall be adjusted accordingly. The Members agree that the making of a capital contribution by any Member shall not constitute a waiver of such Member's right to dispute the amount or validity of any Expense for which capital is called by the Manager pursuant to Section 8.2. Each Member may by notice to the other Member change the identity of the Persons as to whom notice of failure may be given under this Section 8.5.

8.6 Amounts in Excess of Expenses. Subject to Section 19.2, any out-of pocket legal, accounting, litigation, administrative or other expenses owed or payable to unrelated third parties and incurred by the Company after the filing of the Certificate that are not Expenses (any such excess amounts, "Additional Expenses") shall be borne by Chelonian, shall not be considered debts or liabilities of the Company, and shall not in any way reduce the amount distributable to 1989 under the terms of this Agreement; provided, however, that, if, upon liquidation of the Company in accordance with Section 18, (i) the Company provides 1989 with copies of written invoices or other documentation reasonably acceptable to 1989 evidencing the incurrence of such Additional Expenses, and (ii) the Internal Rate of Return of 1989 exceeds twenty percent (20%), 1989 shall reimburse Chelonian for a pro rata portion of such Additional Expenses in accordance with its Sharing Ratio in effect at the time such Additional Expense was incurred (which Sharing Ratio for purposes of this calculation shall be the Sharing Ratio as of the first day of the month during which each such Additional Expense was incurred), except that no such reimbursement shall be made to the extent that it would cause the Internal Rate of Return of 1989 to be twenty percent (20%) or less. Additional Expenses shall be treated as expenses of the Members and not of the Company for purposes of determining the Company's Profit or Loss and for distributing amounts to Members under Section 10 and Section 18 of this Agreement, and shall not (to the extent paid by the Members) constitute contributions to the capital of the Company nor cause any adjustment to the Sharing Ratios.

8.7 Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with Code Section 704(b) and the Treasury Regulations thereunder, including without limitation, Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account of each Member will be credited with any contributions of cash made by such Member to the capital of the Company plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company); the Member's distributive share of Net Profits pursuant to Section 9.1 and items of Profit specially allocated to such Member under Section 9.2; and any other increases required under Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account of each Member will be decreased by any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member); the Member's distributive share of Net Loss pursuant to Section 9.1 and items of Loss specially allocated to such Member under Section 9.2, and any other decreases required under Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(0, the Book Basis of all Company assets shall be adjusted as of the following times: (i) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, including a contribution pursuant to a Capital Call as to which the Agreement provides for an adjustment in the Sharing Ratios; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(e), the Book Basis of Company assets distributed in kind shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such Company property, as of the time any such asset is distributed. No Member shall be entitled to any interest on its Capital Account or on its contributions to the capital of the Company, and no Member shall have the right to demand or to receive the return of all or any part of its Capital Account in the Company. No Member shall have the right to demand or receive property other than cash in return for the contribution of such Member to the Company. No Member shall be required to restore a deficit balance in such Member's Capital Account upon the liquidation of the Company or the liquidation of such Member's interest in the Company.

8.8 Waiver of Right of Partition and Dissolution. No Member has any interest in specific Company property. The interests of all Members in the Company are, for all purposes, personal property and each of the Members irrevocably waives any right or power to cause the appointment of a receiver for the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or laws, or to file a complaint or to institute any proceeding at law or in equity to cause the termination or dissolution of the Company except as expressly provided for in this Agreement.

9. Profits and Losses.

9.1 Allocation of Profits and Losses. After giving effect to the special allocations set forth in Section 9.2, Net Profit and Net Loss for any fiscal year, or part thereof, shall be allocated among the Members so as to reduce, proportionately, the difference between each Member's respective Partially Adjusted Capital Account and its Target Account.

9.2 Compliance with Section 704(b). The following special allocations shall be made in the following order:

9.2.1 Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, the Members shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Section 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2, This Section 9.2.1 is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.7042(f) or 1.704-2(i)(4), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

9.2.2 Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of Profit in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the Adjusted Capital Account Deficit of the Member as quickly as possible. This Section 9.2.2 is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section I.704-1(b)(2)(ii)(d), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

9.2.3 Gross Income Allocation. Each Member who has a deficit Capital Account at the end of any Company taxable year that is in excess of the amount the Member is obligated to restore pursuant to any provision of this Agreement, including any amount that it is deemed to be obligated to restore under Treasury Regulation Section 1.704-2(g)(1) and Section 1.704-2(i)(5), will be specially allocated items of Company Profit in the amount of the excess as quickly as possible.

9.2.4 Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period will be specially allocated among the Members pro rata in proportion to their respective Sharing Ratios in the Company.

9.2.5 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year or other period will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

9.2.6 Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

9.3 Compliance with Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company property for which its adjusted tax basis differs from its Book Basis will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and the Book Basis of such Property. Any elections or other decisions relating to allocations under this Section 9.3 will be made in any manner which the Members shall determine is consistent with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder and reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 9.3 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

9.4 Intent of Allocations. The Members intend that the foregoing allocation provisions of this Section 9 shall produce final Capital Account balances of the Members that will permit liquidating distributions under Section 18.2.1. to be made in accordance with the then current Sharing Ratios. To the extent that the allocation provisions of this Section 9 would fail to produce such final Capital Account balances, (a) such provisions shall be amended by the Manager if and to the extent necessary to produce such result, and (b) Net Profit and Net Loss of the Company for prior open years (or items of gross income, gain, loss and deduction of the Company for such years) shall be reallocated by the Manager among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income and gain), deduction and loss for the current year and future years. This Section 9.4 shall control notwithstanding any other provision of this Agreement or the reallocation or adjustment of taxable income, taxable loss or items thereof by the Internal Revenue Service or any other taxing authority.

9.5 Member Acknowledgment. The Members agree to be bound by the provisions of this Section 9 in reporting their shares of Company income and loss for income tax purposes.

10. Distributions.

10.1 Distributions. Subject to the provisions of this Section 10 and Section 18, the Manager shall, within seven (7) days of the Company's receipt thereof, make distributions, in cash or in kind, to the Members, pro rata, in accordance with their respective Sharing Ratios, of the following:

10.1.1 Disposition of Assets. All proceeds of any kind or character whatsoever received from the sale, exchange, refinance, or disposition of or any other monetization of the assets of the Company; provided, however, if any of the proceeds received by the Company (i) are not cash or cash equivalents and (ii) would otherwise constitute FMO Securities and Claims, those proceeds which meet the foregoing (i) and (ii) shall not be distributed pursuant to this Section 10.1.1.

10.1.2 FMO Securities and Claims. All proceeds of any kind or character whatsoever received by the Company from FMO with respect to or in exchange for an FMO Security and Claim; provided, however, if any of the proceeds received by the Company (i) are not cash or cash equivalents and (ii) would otherwise constitute FMO Securities and Claims, those proceeds which meet the foregoing (i) and (ii) shall not be distributed pursuant to this Section 10.1.2.

1.0.1.3 Reorganization Plan. All proceeds of any kind or character whatsoever, including, without limitation, proceeds that would otherwise constitute FMO Securities and Claims, received by the Company pursuant to an Approved Plan of Reorganization, which proceeds shall, upon distribution to the Members, thereafter be deemed Excluded Securities.

10.2 Members Consent to Distributions. Except for distributions pursuant to Section 10.1 or distributions upon liquidation of the Company pursuant to Section 18, no distributions shall be made by the Manager without the written consent of all Members.

10.3 Distributions in Kind. Distributions may be in cash or in kind; provided, however if cash and property in kind are to be distributed at any time, the Manager shall distribute such cash and property in kind in the same proportion to each Member, pro rata in accordance with its Sharing Ratio.

10.4 Consent to Distributions. Each Member understands that because of differences between income, gain and cash flow, distributions to a Member may constitute a return of capital or may be less than a Member's distributive share of Company income.

11 Management; Officer; Meetings; Indemnification.

11.1 Management by Manager.

11.1.1 Manager. The Members hereby appoint Chelonian, as the initial Manager of the Company with full power and authority to act on the Members' behalf in managing and conducting the affairs of the Company, and by execution of this Agreement, Chelonian hereby accepts such appointment. The Manager may appoint officers of the Company, and may extend to such officers of the Company such authority as the Manager deems appropriate to perform the management of the Company pursuant to the provisions of this Agreement and the Act. The Manager may remove any officer at any time for any reason whatsoever. The Manager shall permit 1989, as requested by 1989, to be actively involved in the evaluation and determination of all aspects of the business of the Company; provided, however, subject to the provisions of Section 11.1.3, the Manager shall have the authority to make all decisions and take all actions as contemplated by Section 11.1.2. The Manager agrees not to resign as Manager and the Manager may not be removed or replaced without the consent of all Members, provided, however, that Chelonian may appoint as Manager of the Company any Affiliate of Chelonian in which Carl Icahn owns and controls, directly or indirectly, through one or more intermediaries, at least 80% of the voting and economic interests. If Chelonian (or any Affiliate of Chelonian appointed as Manager pursuant to this Section 11.1.1) resigns as Manager in violation of this Section 11.1.1, Chelonian shall be liable for all direct and consequential damages incurred by the Members, and notwithstanding any other provision of this Agreement to the contrary, 1989 may, in its sole discretion, immediately appoint a new Manager of the Company without the consent of any other Member. Chelonian hereby represents and warrants that as of the date hereof Carl Icahn owns at least 80% of the voting and economic interest in Chelonian and will continue to own at least 80% of the voting and economic interest of Chelonian and any Affiliate of Chelonian appointed as Manager pursuant to this Section 11.1.1. Notwithstanding anything in this Section 11.1.1 to the contrary, if (i) Carl Icahn dies or becomes legally incapacitated, (ii) Carl Icahn ceases to own or control, directly or indirectly, through one or more intermediaries, at least 80% of the voting and economic interests of Chelonian or any Affiliate of Chelonian appointed as Manager pursuant to this Section 11.1.1, or (iii) Chelonian or any such Affiliate so appointed makes an assignment for the benefit of creditors or commences a case in bankruptcy or another insolvency proceeding or has a case in bankruptcy or other insolvency proceeding commenced against it, then 1989 may, in its sole discretion, remove Chelonian or such Affiliate as Manager of the Company and appoint a new Manager without the consent of Chelonian or any of its successors or assigns.

11.1.2 Manager Authority. Except as provided in Section 11.1.3 or except where the consent or approval of any Member is expressly required by this Agreement, the Manager shall have the authority to make all decisions and take all actions for the Company without any further consent or approval of the Members, including, without limitation, the following:

    entering into, making, and performing contracts and agreements binding the Company that may be, in the good faith judgment of the Manager, necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

    opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

    collecting and suing for sums due the Company, and engaging attorneys to represent the Company in such. actions;

    instituting, prosecuting, defending and settling any legal, arbitration or administrative actions or proceedings on behalf of or against the Company and to settle or compromise any claim or dispute that is not the subject of any legal, arbitration or administrative action or proceeding;

    paying debts and obligations of the Company;

    acquiring, leasing or otherwise utilizing, and disposing of, any property or asset;

    appointing and removing officers of the Company; and

    entering into or making any debtor-in-possession financing arrangements with respect to the FMO Bankruptcy.

11.1.3 Limitations on Manager Power. Notwithstanding the powers of the Manager set forth in Section 11.1.2, without the express written consent of all of the Members, the Manager shall not have the right or power to do any of the following:

    perform any act in contravention of this Agreement, or any amendment hereto;

    perform any act which would make it impossible to carry on the ordinary business of the Company;

    contract and otherwise deal with or otherwise obligate the Company to entities in which a Manager or officer may have an ownership or other financial interest to the extent the terms of those transactions are less favorable than those the Company could obtain from unrelated third parties;

    merge, consolidate or otherwise enter into any business combination of the Company with any other Person other than a wholly-owned Affiliate of the Company;

    borrow money or otherwise commit the credit of the Company, and provide security therefor, voluntary prepayments or extensions of term of debt, or guarantee debts or obligations of any entity;

    mortgage, pledge, or hypothecate for and on behalf of the Company all or substantially all of the Company's assets, including all or substantially all of its interest and investment in any other entity and all or substantially all of the assets of such other entity; provided, however, Section 11.1.3(e) and Section 11.1.3(f) are not intended and shall not be construed to forbid the Manager from selling short the FMO Securities and Claims or taking any related action necessary to sell short the FMO Securities and Claims; or

    enter into any transaction involving the payment of compensation or other expenses or incur any liability of any sort or nature between the Company and the Manager or any of the Manager's Affiliates or Chelonian or any of Chelonian's Affiliates.

11.2 Action by Written Consent. Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Members or the Manager may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Members or the Manager, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members or the Manager, as the case may be.

11.3 Meetings of Members and Manager.

11.3.1 Meetings. Meetings of the Members and/or Manager for any proper purpose or purposes may be called at any time by any Member or the Manager. Any meeting may be held by telephone conference call.

11.3.2 Voting. Unless otherwise expressly provided herein, any matter which requires the vote or consent of the Members shall be approved by the Members if approved by all of the Members.

11.4 Indemnity of Manager, Members and Officers. Except as otherwise expressly provided in this Agreement, any Member, Manager or officer of the Company will not be liable or accountable to the Company or to any other Manager or officer of the Company or Member for any act or omission taken or omitted by the Manager, officer or the Member in good faith, provided that such act or omission did not constitute fraud, gross negligence, willful misconduct, an intentional or negligent violation of law, or a breach of any provision of this Agreement; provided, further, no Member, officer or Manager shall be liable or accountable to the Company, any other Manager or officer of the Company or Member for decisions, actions or inactions made or not made to acquire, hold or dispose of FMO Securities and Claims or to litigate or settle any FMO Securities and Claims. The Members acknowledge and agree that the FMO Securities and Claims contributed to the Company and to be acquired by the Company, and the activities of the Company, involve a high degree of risk. Matters related to FMO, its business and liabilities are highly uncertain. As a result, amounts contributed to the Company are subject to being lost in their entirety. The Members recognize that the decisions made under this Agreement by the Manager will impact the economic interests of both Members, although the interests of those Members may not always be equally affected by each such decision. The Company will indemnify and hold harmless any Manager, officer or Member from and against any and all loss, cost, damage, expense (including without limitation fees and expenses of attorneys) or liability by reason of any acts taken by any Manager, officer or Member for the Company, except to the extent that the loss, cost, damage, expense or liability resulted from any Manager's, officer's or Member's fraud, gross negligence, willful misconduct, intentional or negligent violation of law or breach of any provision of this Agreement. The Manager and each Member will indemnify and hold harmless the Members or the other Member, as the case may be, and its or their respective directors, shareholders, members, partners and officers from and against any and all loss, cost, damage, expense (including without limitation fees and expenses of attorneys) or liability by reason of any acts taken by the Manager or such Member, to the extent that the loss, cost, damage, expense or liability resulted from the Manager's or such Member's fraud, gross negligence, willful misconduct, or intentional violation of law or breach of any provision of this Agreement.

12. Representations of the Members.

12.1 Unregistered Membership Interests. Each of the Members acknowledges that the Member is aware that its interest. in the Company has not been registered under the 1933 Act in reliance upon exemptions contained in the 1933 Act and that its interest in the Company has not been registered under the securities law of any state in reliance upon the exemptions contained in such state securities law. Each of the Members further understands and acknowledges that its representations and warranties contained in this Section 12.1 are being relied upon by the Company and by the Members as the basis for exemption of the issuance of the Member's interest in the Company from registration requirements of the 1933 Act and all applicable state securities laws. Each of the Members further acknowledges that the Company will not and has no obligation to register the Member's interest in the Company under the 1933 Act or any state securities law and that the Company shall have no obligation to recognize any sale, transfer or assignment of the Member's interest in the Company to any person unless the sale, transfer or assignment is otherwise permitted under this Agreement.

12.2 Nature of Investment. Each of the Members represents that it is familiar with this Agreement, and with the proposed business and affairs of the Company, and that except as otherwise specifically provided in this Agreement, the Member does not desire any further information or data relating to the Company. Each of the Members acknowledges that it is not agreeing to act in concert with respect to voting or investment control over Excluded Securities held outside the Company. Each Member will determine how to vote or trade such securities individually and will not seek to coordinate these activities with any other Member.

12.3 Legend on Agreement. Each of the Members acknowledges that a legend reflecting the restrictions imposed upon the transfer of its interest in the Company under this Agreement, under the 1933 Act and under applicable state securities laws has been placed on the first page of this Agreement and may be placed on any amendments to this Agreement.

12.4 Authority, Conflicts, Consents and Title. Each of the Members warrants and represents that (i) it has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements contemplated hereby to which the Members are or shall be parties, and this Agreement and all such other agreements have been duly authorized by the appropriate Persons; (ii) the execution, delivery and performance of this Agreement and all such other agreements and the consummation of the transactions contemplated hereby and therein will not conflict with, constitute a breach or violation of, result in a lien or encumbrance of any kind or character against, or give rise to any default or right of acceleration, cancellation, or termination with respect to any agreement or any legal requirement (whether by law or contract) to which the Member or any asset contributed by the Member to the Company is bound; (iii) no consent or approval from any Person or governmental authority is required by law or contract for such Member to execute, deliver or perform its obligations under this Agreement; and (iv) it has good and marketable title to each asset contributed by it to the Company pursuant to Section 8.1 f this Agreement and that each such asset is free and clear of any and all liens and encumbrances of any kind or character.

12.5 Compliance with Securities Laws. Because 1989 is entitled to receive information under this Agreement from the Manager and the Company, the Manager has requested that 1989 acknowledge and agree and it hereby does acknowledge and agree that: (i) the federal securities laws prohibit any Person who has received material, non-public information concerning FMO from purchasing or selling securities in violation of such laws or disclosing such information to any other Person under circumstances in which it is reasonably foreseeable that such. Person is likely to purchase or sell such securities in violation of such laws; and (ii) 1989 will act in a manner that complies with all such laws.

13. Power of Attorney.

13.1 Grant of Power. Each of the Members irrevocably constitutes and appoints the Manager, with full power of substitution and resubstitution, his true and lawful attorney, in his name, place and stead, to make, execute, consent to, swear to, acknowledge, deliver, record and file:

13.1.1 Assumed Name Certificates. Assumed name certificates of the Company as appropriate under the applicable laws of any jurisdiction;

1.3.1.2 Certificate. Any other document, certificate or other instrument, which may be required to be filed by the Company or the Members under the applicable laws of any jurisdiction to the extent the Members deem such filing to be necessary or desirable; and

13.1.3 Dissolution and Termination. All documents, certificates and other instruments which may be required to effectuate or give notice of the dissolution and termination of the Company pursuant to the provisions of this Agreement and the Act.

13.2 Irrevocability of Power. It is expressly understood, intended and agreed by each of the Members for himself or herself, his or her heirs, administrators, legal representatives, successors and assigns that the grant of the power of attorney to the Manager pursuant to Section 13.1 above (a) is coupled with an interest, (b) is irrevocable, and (c) shall survive the death, legal incompetency, disability, bankruptcy, retirement or withdrawal of any Member or the assignment or other transfer of his or her interest in the Company.

14. Accounting.

14.1 Fiscal Year. The fiscal year of the Company shall end on the last day of December of each year. The taxable year of the Company shall be the calendar year unless a different year is required by the Code. The Company shall use the accrual method of accounting for federal income tax purposes.

14.2 Books of Account. The Company. books of account shall be maintained at the principal office or at such other locations and by such person or persons as may be designated by the Manager. The Company shall pay the expense of maintaining its books of account. Each Member shall have, during reasonable business hours and upon reasonable notice, access to the books of the Company and in addition, at his expense, shall have the right to copy such books. The Manager will prepare at the expense of the Company and furnish to each of the Members within forty-five (45) calendar days if reasonably possible, and in any event by March 15 each year a balance sheet of the Company dated as of each fiscal year, a related statement of income and expense, a statement of cash flow and all other information reasonably required by each Member. In addition, by March 15 following the end of the fiscal year, the Manager will prepare and deliver to each Member a report setting forth in sufficient detail all such information and data as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. The Manager agrees to respond promptly to all audit confirmation requests from any Member's auditors.

14.3 Method of Accounting. The Company books of account shall be maintained, and its income, gains, losses, deductions and credits shall be accounted for, in accordance with GAAP.

14.4 Inspections by 1989. 1989 shall have the right from time to time to copy and inspect the books and records of the Company, to request an accounting of revenues and expenses of the Company, and to obtain copies of any financial statements of the Company in the Manager's possession.

14.5 Tax Matters Member. Pursuant to Section 6231(a)(7) of the Code, Chelonian shall be the tax matters partner ("Tax Matters Member") of the Company.

14.5.1 Rights and Obligations of the Tax Matters Member. The Tax Matters Member shall have and perform all of the duties required under the Code, including the following duties:

    Furnish the name, address, profits interest, and taxpayer identification number of each Member to the Service; and

    Within ten (10) days after the receipt of any correspondence or communication relating to the Company or the other Members from the Service, the Tax Matters Member shall forward to the other Members a photocopy of all such correspondence or communication(s). The Tax Matters Member shall, within ten (10) days thereafter, advise the other Members in writing of the substance and form of any conversation or communication held with any representative of the Service.

14.5.2 Limitations on Tax Matters Member Authority. The Tax Matters Member shall not without the consent of the other Members, which will not be unreasonably (from the perspective of each Member in light of its individual circumstances) withheld or delayed:

    Settle any audit with the Service concerning the adjustment or readjustment of any partnership item(s) (within the meaning of Section 623I(a)(3) of the Code); or

    Initiate or settle any judicial review or action concerning the amount or character of any partnership tax item(s) (within the meaning of Section 6231(a)(3) of the Code).

In the event of any Company-level proceeding instituted by the Service pursuant to Sections 6221 through 6233 of the Code, the Tax Matters Member shall consult with the other Members regarding the nature and content of all actions and defense to be taken by the Company in response to such proceeding. The Tax Matters Member also shall consult with the other Members regarding the nature and content of any proceeding pursuant to Sections 6221 through 6233 of the Code instituted by or on behalf of the Company (including the decision to institute proceedings, whether administrative or judicial, and whether in response to a previous Service proceeding against the Company or otherwise).

1.4.6 Tax Determinations and Elections. The Members shall provide the Manager with all information necessary: (i) with respect to the assets contributed by the Members to the Company in order to enable the Manager to determine the tax basis and purchase date of each asset so contributed and (ii) for the Tax Matters Member to perform its obligations under Section 14.5.1(a). The Manager shall make, on behalf of the Company, in its sole discretion, any and all elections available under the Code or Treasury Regulations, except where any such election would have an adverse effect on a Member, in which case such election shall only be made with the consent of each Member that would be adversely affected.

15 Amendment of Agreement. This Agreement may be amended at any time only with the express written consent of all Members. Notwithstanding the foregoing, upon the occurrence of any event that changes a Member's Sharing Ratio under the terms of this Agreement, the Manager shall amend Schedule 1.43 and, if requested by a Member, provide a copy of such amended Schedule 1.43 to each Member.

16 Transfer Restrictions and Withdrawals.

16.1 Transfer Restrictions. No Member will, and each Member will cause its Affiliates not to, directly or indirectly sell, assign, give, hypothecate, pledge, encumber or otherwise transfer all or any part of ownership or economic interest in the Company, whether through the use of a derivative instrument, including, without limitation, option, forward, or swap contracts, or otherwise, to any Person other than an Affiliate of the Member without the consent of the other Members. Notwithstanding the foregoing, Chelonian may only transfer its ownership to an Affiliate in which Carl Icahn owns and controls, directly or indirectly, through one or more intermediaries, at least 80% of the voting and economic interests of that Affiliate. Chelonian (or any substitute Member for Chelonian) shall not permit any of its direct or indirect owners to directly or indirectly sell, assign, give, hypothecate, pledge, encumber or otherwise transfer all or any part of ownership or economic interest in Chelonian, whether through the use of a derivative instrument, including, without limitation, option, forward or swap contracts, or otherwise, if such transfer would cause Carl Icahn to not own and control, directly or indirectly, though one or more intermediaries, at least 80% of the voting and economic interests of the non-1989 Member of the Company.

16.2 Withdrawals. Except where the ownership and economic interest in the Company has been forfeited by a Member pursuant to Section 8.5, no Member shall have the right or power to withdraw from the Company.

17 Admission of New Parties. Except for permitted transfers under Section 16.1, no person shall be admitted as a Member of the Company without the express consent of all of the Members.

18 Liquidation and Dissolution of Company.

18.1 Dissolution Events. Except as provided for below, the Company shall not be dissolved upon the death, incapacity or any other event or state of facts with respect to any Member, but the Company shall only be dissolved and terminated in the manner hereinafter provided upon the happening of any of the following events:

18.1.1. Termination Date. The close of business on the 20th anniversary date of this Agreement;

1.8.1.2 Written Agreement. The written determination of all of the Members to dissolve the Company;

18.1.3 Withdrawal of Manager. At the election of 1989, in it sole discretion, at any time after the withdrawal of the Manager in violation of Section 11.1.1;

18.1.4 Disposition of Property. The sale or disposition of all or substantially all of the Company's property unless and to the extent that litigation involving the Company is ongoing or is anticipated to occur or the Manager has actual knowledge of any other possible sources of income related to the FMO Bankruptcy that are not de minimis and that the Manager can pursue on behalf of the Company; or

18. 1.5 Death or Incapacity of Carl Icahn. At the election of 1989, in its sole discretion, at any time after the death or legal incapacitation of Carl Icahn.

18.2 Method of Liquidation.

18.2.1. Generally. Upon the happening of any of the events specified in Section 18.1, the Manager shall immediately commence to wind tip the Company's affairs and may liquidate the assets of the Company as promptly as possible to the extent, and only to the extent, such liquidation of assets is necessary to satisfy the debts and obligations of the Company pursuant to Section 18.2.1.1. Until final distribution, the Manager shall continue to operate the Company with all of the power and authority of the Members hereunder. The steps to be accomplished by the Manager are as follows:

18.2.1.1 Pay Debts. The Manager shall cause the Company to pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Members may reasonably determine); provided, however, that any out-of-pocket legal, accounting, litigation, administrative or other expenses owed or payable to unrelated third parties and incurred by the Company that do not constitute Expenses shall not be debts and liabilities of the Company, but instead, as set forth in Section 8.6, shall be treated as debts and liabilities of Chelonian, the payment of which by the Company shall reduce amounts otherwise distributable to Chelonian pursuant to Section 18.2.1.2, but which shall be taken into account for purposes of Section 8.6; and

18.2.1.2 Distribute Assets. All remaining assets of the Company shall be distributed, in cash or in kind, to the Members in accordance with the then current Sharing Ratios.

18.2.2 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 5, and take such other actions as may be necessary to terminate the Company.

18.2.3 Distributions in Kind. If the Company makes distributions in kind of Company property which secures indebtedness, each of the Members receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for his proportionate share of the indebtedness, provided that no Member will be deemed to have assumed any liability on any indebtedness secured by property distributed to any Member for which the Member is not liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Member to other Members for indebtedness secured by property distributed to him will be limited to the value of his interest in the property. Indebtedness secured by property distributed to Members in kind need not be discharged out of the proceeds of liquidation of the Company.

18.3 Tax Termination. Notwithstanding any other provisions of this Section 18 if the Company is liquidated within the meaning of Treasury Regulations Section 1.704-I(b)(2)(ii)(g) but the Company is not to be liquidated pursuant to Section 18.2 the property of the Company shall not be liquidated or distributed, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up.

19. Miscellaneous.

19.1 Special Covenants.

19.1.1 Prohibition On Ownership of Certain Securities. Without the consent of all Members, except for purchases and sales of Excluded Securities, each Member agrees that it will not and will cause its Affiliates not to enter into any direct or indirect ownership or economic contracts, agreements or arrangements (whether oral or in writing), including, without limitation, anything which constitutes beneficial ownership under Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder, any purchases and sales, options, swaps, repurchase agreements, reverse repurchase agreements, and any other derivative instruments, with respect to FMO, the FMO Bankruptcy, or FMO Securities and Claims.

19.1.2 Ownership of FMO Securities and Claims. Except for Excluded Securities, neither Member nor any of its Affiliates may assert FMO Securities and Claims other than through the Company. The terms and provisions of this Section 19.1.2 shall survive the termination of the Company with respect to any events that occur on or before such termination.

19.1.3 Prohibition on Assertion of Certain Rights. If either Member or any of their Affiliates now or hereafter possesses any right, power or privilege to take or refrain from taking any action with respect to FMO, the FMO Securities and Claims (other than Excluded Securities), the FMO Bankruptcy or any related proceeding, the Members agree that they will and will cause their respective Affiliates to cause such right, power or privilege to be exercised solely by and for the benefit of the Company.

1.9.1.4 Rights of 1989 to Acquire Directly FMO Securities and Claims. If 1989 requests in writing on a business day that the Manager buy or sell, directly or indirectly, any FMO Security and Claim and the Manager fails to cause the Company to buy or sell that FMO Security and Claim within one (1) day if such FMO Security and Claim is an FMO Debt, or within thirty (30) days if such FMO Security and Claim is other than an FMO Debt, after receipt of such request, which request shall be accompanied by information and documentation of the type contemplated in Section 8.3.1(i) and (ii), then 1989 or an Affiliate of 1989 shall be permitted to buy or sell (including selling short) (but not on behalf of, or with respect to, property of the Company) the securities and claims that constitute such FM:O Securities and Claims for its own account and the particular items of securities and claims so bought or sold (including, with respect to short sales, any FMO Securities and Claims subsequently purchased to close out such short sales) shall thereafter be deemed Excluded Securities. If such request by 1989 is for the Company to buy or sell FMO Securities and Claims and the Manager elects to cause the Company to buy or sell such FMO Securities and Claims, then the Manager shall that same day make a Capital Call pursuant to Section 8.3, if necessary, for such buy or sale, and notwithstanding the timing for making a capital contribution for Capital Calls under Section 8.3, Chelonian shall immediately contribute seventy-six and five hundred eighty-nine thousandths percent (76.589%) of the Capital Call and 1989 shall immediately contribute twenty-three and four hundred eleven thousandths percent (23.411%) of the Capital Call. If the Manager elects to cause the Company to buy or sell a portion of such FMO Securities and Claims, and buying or selling only a portion is practicable, then the Manager shall make a Capital Call pursuant to Section 8.3, if necessary, for such portion of such FMO Securities and Claims that the Manager elects to cause the Company to buy or sell, and notwithstanding the timing for making a capital contribution for Capital Calls under Section 8.3, Chelonian shall immediately contribute seventy-six and five hundred eighty-nine thousandths percent (76.589%) of the Capital Call and 1989 shall immediately contribute twenty-three and four hundred eleven thousandths percent (23.411%) of the Capital Call, and 1989 or an Affiliate of 1989 may buy or sell (including, with respect to short sales, any FMO Securities and Claims subsequently purchased to close out such short sales) such remaining portion of any such securities and claims for its own account and such remaining portion of such securities and claims (including, with respect to short sales, any FMO Securities and Claims subsequently purchased to close out such short sales) shall thereafter be deemed Excluded Securities. Notwithstanding any of the foregoing or any other provision of this Agreement to the contrary, if 1989 determines, in its sole discretion, that the timing of any of the foregoing actions would otherwise have a detrimental impact on its recommendation to buy or sell such FMO Securities and Claims, 1989 or an Affiliate of 1989 may buy or sell (including selling short) such FMO Securities and Claims outside of the Company provided that 1989 promptly notify the Manager of such buy or sale and give the Manager the opportunity to elect for the Company to participate in such buy or sale pursuant to the timelines set forth in this Section 19.1.4 for the Manager to make decisions on recommended buys and sales. If the Manager elects for the Company to participate within the timelines set forth in this Section 19.1.4, Chelonian shall immediately settle with 1989 seventy-six and five hundred eighty-nine thousandths percent (76.589%) of the transaction price that 1989 paid for such FMO Securities and Claims in which the Manager elected for the Company to participate together with interest accrued at the Interest Rate from the date 1989 notified the Manager of its transaction, and 1989 shall thereafter immediately settle with the Company the amount of the FMO Securities and Claims in which the Manager elected for the Company to participate. Such contribution by 1989 shall be deemed a contribution by Chelonian in the amount of seventy-six and five hundred eighty-nine thousandths percent (76.589%) of the total contributed by 1989 and by 1989 in the amount of twenty-three and four hundred eleven thousandths percent (23.411%) of the total contributed by 1989 based on the cost of such FMO Securities and Claims contributed.' Any portion of the securities and claims transacted by 1989 or any of its Affiliates and not contributed to the Company pursuant to this Section 19.1.4 (including, with respect to short sales, any FMO Securities and Claims subsequently purchased to close out such short sales) shall be deemed for all purposes to be, and from and after the date of 1989s or any of its Affiliates' purchase to have been, Excluded Securities. 1989 hereby agrees to abstain, and to cause its Affiliates to abstain, from voting those specific securities that become Excluded Securities under this Section 19.1.4 on any matter that the Manager requests in writing that 1989 not vote.

1.9.1.5 Excluded Securities. Notwithstanding any provision to the contrary, either Member shall be permitted to buy, sell or otherwise trade in the Excluded Securities for its own account or the account of any of its Affiliates. Notwithstanding any provision set forth in this Agreement to the contrary, the Members shall have all of the rights and be allowed to take all actions with respect to any Excluded Securities for its own account and shall enjoy all economic and other benefits arising from such Excluded Securities.

1.9.1.6 Dissolution of the Company. Except as provided in Section 18.1., no Member shall take any action without the consent of the other Member that would cause a dissolution of the Company.

19.2 Reimbursement of Expenses. Manager will take all reasonable steps so that, to the greatest extent possible, the Expenses and Additional Expenses of the Company with respect to the FMO Bankruptcy are recoverable from and ultimately reimbursed from the assets of FMO pursuant to the FMO Bankruptcy. If any such Expenses and Additional Expenses are so reimbursed, the amount so reimbursed shall be distributed to the Members that paid such Expenses and Additional Expenses in the proportion to which such Members paid such Expenses and Additional Expenses. Notwithstanding the foregoing, the Manager shall have no liability to the Members for failure to obtain such reimbursement.

19.3 Notices. Any notice or other communication required by this Agreement must be in writing. Notices and other communications will be deemed to have been given when dispatched by facsimile transmission (confirmation received) or hand delivered by a courier service, including, without limitation, any nationally recognized overnight delivery service such as Federal Express, to the Member to whom the notice is intended to be given at his address set forth on the signature pages to this Agreement or, in the case of the Company or the Manager, to the Company's principal office. A Person may change his notice address by notice in writing to the Company and to each other Member given under this Section 19.3.

19.4 Effect of Waiver or Consent. A waiver or consent, express or implied, of or to any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. No waiver or consent shall be effective under this Agreement unless it is in writing.

19.5 Binding Effect. This Agreement will inure to the benefit of and will be binding upon the Members, their legal representatives, permitted transferees, heirs, administrators, and other successors and assigns.

19.6 Banking. The funds of the Company shall be kept in such accounts as may be designated by the Manager and may not be commingled with funds of any other Person. All withdrawals therefrom shall be made on such signature or signatures as shall be designated by the Manager.

19.7 Construction. The titles of the Sections in this Agreement have been inserted as a matter of convenience of reference only and do not affect the meaning or construction of any of the provisions in this Agreement.

19.8 Governing Laws Jurisdiction. This Agreement is to be governed by the laws of the State of Delaware without giving effect to the principles of conflict of laws.

19.9 Other Instruments. The Members will execute other agreements and instruments that the Member determines to be appropriate to carry out this Agreement or any provision of this Agreement.

19.10 Gender, Etc. Words used hi this Agreement in any gender will be deemed to include the masculine, feminine and neuter gender; singular words will include the plural and plural words will include the singular; the word "or" will be disjunctive but not necessarily exclusive, unless the context otherwise requires; and the words "will" or "shall" indicate express determination and not simple futurity.

19.11 Prior Agreements Superseded. This Agreement supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter and contains the entire understanding between the parties with respect thereto.

19.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws during the term hereof, that provision shall be fully severable, this Agreement shall be construed and enforced as if that illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar to the illegal, invalid and unenforceable provision as may be possible.

19.13 Multiple Originals. The Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

1.9.14 Conflicts. The Members and Manager and their respective officers, employees, and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Each of the Members recognizes that each of the other Members and its members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that, except as provided for in Section 19.1 or in any other agreement between the Members or their Affiliates, each of the other Members and their members, partners, shareholders, officers and directors, employees, agents, representatives, and Affiliates, are entitled to carry on such other business interests, activities and investments. Neither the Company nor the other Members shall have any right, by virtue of this Agreement, in or to such interests, activities, and investments or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company and, except as provided for in Section 19.1 or in any other agreement between the Members or their Affiliates, shall not be deemed wrongful or improper.

19.15 No Third Party Beneficiaries. Except as otherwise set forth herein, nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Member, nor shall any provision give any third person any right of subrogation or action over or against any Member.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE

1989:

1989, Ltd.,
a Cayman Islands exempt company

By: Amalgamated Gadget, L.P.,

as Investment Manager

By: Scepter Holdings, Inc., its General Partner

By: ______________________
Name: Robert McCormick
Title: Vice President

CHELONIAN:

Chelonian Subsidiary, LLC
 a Delaware limited liability company

By: CHELONIAN CORP., its sole member

By:________________________
Name: Edward Mattner
Title: President and Treasurer

MANAGER:

Chelonian Subsidiary, LLC
 a Delaware limited liability company

By: CHELONIAN CORP., its sole member

By: ____________________________
Name: Edward Mattner
Title: President and Treasurer

SCHEDULE 1.43

Member Name and Address Initial Sharing Ratio

Chelonian Subsidiary, LLC                                                        76.589%
Attn: Carl Icahn and
Keith Schaitkin
767 Fifth Avenue
New York, New York 10153
Fax: (212) 750-5807 (Carl Icahn)
(212) 688-1158 (Keith Schaitkin)
Phone: (212) 702-4333

1989, Ltd.                                                                   23.411%

c/o Walkers, Walker House, Mary Street
P. 0. Box 265GT
George Town, Grand Cayman
Cayman Islands

With a copy to:

1989, Ltd.
c/o Amalgamated Gadget, L.P.,
as Investment Manager
Attn: Geoffrey Raynor
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102
Fax: (817) 332-9606
Phone: (817) 332-9500

SCHEDULE 8.1.1

Chelonian Initial Capital Contribution

FMO Securities and Claims	Fair Market Value	Face Value
7 1/2% Senior Notes due 7/1/2004 (CUSIP #313549AK3)	$3,467,250	$30,150,000
7 3/8% Senior Notes due 1/15/2006 (CUSIP r#313549AQ0)	$10,023,400	$87,160,000
7 3/4% Senior Notes due 7/1/2006 (CUSIP #313549AL 1)	$10,096,770	$87,798,000
8.8% Senior Notes due 4/15/2007 (CUSIP #313549AH0)	$586,155	$5,097,000
7 1/2% Senior Notes due 1/ 15/2009 (CUSIP #313549AR8, 313549AUI, and 313549AS6 and BB #EC0909027)	$20,656,300	$179,620,000
7 7/8% Senior Notes due 7/1/20 10 (CUSIP #313549AM9)	$13,013,400	$113,160,000
TOTAL	$57,843,275	$502,985,000

SCHEDULE 8.1.2

1989 Initial Capital Contribution
FMO Securities and Claims	Fair Market Value	Face Value
7 1/2% Senior Notes due 7/1/2004 (CUSIP #313549AK3)	$5,997,250	$52,150,000
7 3/8% Senior Notes due Ill 5/2006 (CUSIP #313549AQ0)	$5,933,425	$51,595,000
7 3/4% Senior Notes due 7/1/2006 (CUSIP #313549AL1)	$3,277,500	$28,500,000
8.8% Senior Notes due 4/15/2007 (CUSIP #313549AH0)	$0	$0
7 1/2% Senior Notes due 1/15/2009 (CUSIP #313549AR8, 313549AU 1, and 313549AS6 and BB #EC0909027)	$1,092,500	$9,500,000
7 7/8% Senior Notes due 7/1/2010 (CUSIP #313549AM9)	$1,380,000	$12,000,000
TOTAL	$17,680,675	$153,745,000